EXHIBIT 16.1

SCHUMACHER & ASSOCIATES, INC.

Certified Public Accountants 7931 S. Broadway, #314

Littleton, CO 80122

(303) 480-5037  FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K to be filed with the U.S. Securities and Exchange Commission on or about October 23, 2015, of Evolutionary Genomics, Inc. (f/k/a Fona, Inc.), and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

Schumacher & Associates, Inc.

Littleton, Colorado

October 23, 2015